Exhibit 99.1
eBay Inc. Reports First Quarter Results:

•	Enabled Commerce Volume Growth 24%

•	Revenue Growth 14%

•	Non-GAAP Earnings Growth 11%

•	Company Buys Back $1.8 Billion in Stock; Takes GAAP Tax Charge On Foreign Earnings To Increase Available U.S. Cash By $6.0 Billion

San Jose, California, April 29, 2014 - Global commerce platform and payments leader eBay Inc. (Nasdaq: EBAY) today reported that revenue for the first quarter ended March 31, 2014, increased 14% to $4.3 billion, compared to the same period in 2013. Non-GAAP earnings increased 11%, to $899 million or $0.70 per diluted share, over the prior year, driven by strong top line growth. A first quarter GAAP loss of ($2.3) billion or ($1.82) per diluted share, was due to a discrete tax charge of approximately $3.0 billion.

The role the company plays in global commerce continued to grow, with total company enabled commerce volume (ECV) increasing 24% in the first quarter to $58 billion. Mobile ECV advanced 70% to $11 billion representing 19% of volume. Mobile downloads since inception exceeded 240 million and attracted 6.5 million new customers in the quarter. Cross-border trade grew 24%, representing $13 billion, or 22%, of total company ECV.

“We delivered a strong first quarter, with enabled commerce volume up 24 percent and revenue up 14 percent,” said eBay Inc. President and CEO John Donahoe. “We are committed to delivering sustainable shareholder value and focusing on what matters most to our investors. We are executing our growth plans, capitalizing on the synergies in our portfolio and aggressively executing our $5.0 billion share buyback program. Today, we also announced a non-cash tax charge to facilitate repatriation of $6.0 billion net in foreign earnings, increasing our available U.S. cash and enhancing our financial flexibility."

PayPal net total payment volume (TPV) grew 27% with Merchant Services volume up 32% and on-eBay volume up 15%. Revenue grew to $1.8 billion. PayPal gained 5.8 million new active registered accounts to end the quarter at 148 million, up 16%. Global on-eBay penetration increased to 78.9%. PayPal continued to invest in its credit offerings, providing flexibility for consumers and merchants while improving its ability to manage transaction expense and reinvest in the business to accelerate growth.

eBay Marketplaces gross merchandise volume (GMV) grew 12%, with the U.S. up 11% and International up 13%. Revenue grew to $2.2 billion. Marketplaces gained 4.7 million new buyers to end the quarter with 145 million active buyers, up 14%. Top rated sellers in the company’s three largest markets grew their same-store-sales 19% and offered free shipping on 53% of transactions across those markets. The selection of items available on Marketplaces grew to over 650 million listings, including both platform and non-platform offerings, reflecting the success of improved selling initiatives, particularly on mobile.

eBay Enterprise gross merchandise sales (GMS) grew 16%. Revenue grew to $269 million. Enterprise enabled its clients to grow same-store sales 11%. eBay’s Magento business, which primarily services small to medium-sized businesses, was integrated into eBay Enterprise’s offerings, providing merchants of all sizes a highly flexible end-to-end solution.

First Quarter 2014 Financial Highlights (presented in millions, except per share data and percentages)

	First Quarter
	2014	2013	Change
eBay Inc.
Net revenue	$4,262	$3,748	$514	14%
Enabled commerce volume (ECV)	$58,495	$47,091	$11,404	24%
GAAP
Net income (loss)	$(2,326)	$677	$(3,003)	(443%)
Earnings per diluted share	$(1.82)	$0.51	$(2.33)	(454%)
Non-GAAP
Net income	$899	$829	$70	8%
Earnings per diluted share	$0.70	$0.63	$0.07	11%
Business Units
Payments
Net revenue	$1,845	$1,548	$297	19%
Net total payment volume (TPV)	$52,006	$41,040	$10,966	27%
Marketplaces
Net revenue	$2,155	$1,957	$198	10%
Gross merchandise volume (GMV)	$20,545	$18,307	$2,238	12%
Enterprise
Net revenue	$269	$248	$21	8%
Gross Merchandise Sales (GMS)	$936	$807	$129	16%

Other Selected Financial and Operational Results

•
Operating margin — GAAP operating margin decreased to 20.6% for the first quarter of 2014, compared to 21.3% for the same period last year. Non-GAAP operating margin decreased to 26.9% in the first quarter, compared to 27.4% for the same period last year.

•
Taxes — The GAAP effective tax rate for the first quarter of 2014 was 366%, compared to 16% for the first quarter of 2013. The company recorded a discrete tax charge of approximately $3.0 billion taken on $9.0 billion of foreign earnings from the prior years that were previously not subject to U.S. tax. This increases available U.S. cash by approximately $6.0 billion (net of the tax charge) providing greater U.S. financial flexibility. Excluding the effect of this discrete tax charge, our effective tax rate for the quarter would have been 18%. The remaining two percentage point increase in the company’s GAAP effective tax rate compared to the same period of the prior year was due to an increase in current year foreign earnings subject to U.S. tax and the expiration of the federal R&D credit. For the first quarter of 2014 and 2013, the non-GAAP effective tax rate was 21% and 20%, respectively.

•	Cash flow — The company generated $1.2 billion of operating cash flow and $968 million of free cash flow during the first quarter of 2014.

•
Stock repurchase programs — The company repurchased 33.1 million shares of its common stock for approximately $1.8 billion in the first quarter of 2014. As of March 31, 2014, the company’s remaining share repurchase authorization was $3.8 billion.

•
Cash and cash equivalents and non-equity investments — The company's cash and cash equivalents and non-equity investments portfolio totaled $11.9 billion at March 31, 2014, down from $12.8 billion at December 31, 2013.

•
As previously announced, the company has settled its proxy fight with investor Carl Icahn. Icahn has withdrawn both his proposal to separate the company's PayPal business and his two nominees to the company's Board of Directors. The company has agreed to appoint David Dorman as an independent director to its Board of Directors. This will expand the number of independent directors on the board to 10.

Business Outlook

•
Second quarter 2014 — The company expects net revenues in the range of $4,325 - $4,425 million with GAAP earnings per diluted share in the range of $0.51 - $0.53 and non-GAAP earnings per diluted share in the range of $0.67 - $0.69.

•
Full year 2014 — The company now expects net revenues in the range of $18,000 - $18,500 million with GAAP earnings per diluted share in the range of $0.04 - $0.09 and non-GAAP earnings per diluted share in the range of $2.95 - $3.00.

Quarterly Conference Call and Webcast

eBay Inc. will host a conference call to discuss first quarter 2014 results at 2:00 p.m. Pacific Time today. A live webcast of the conference call, together with a slide presentation that includes supplemental financial information and reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, can be accessed through the company's Investor Relations website at http://investor.ebayinc.com. In addition, an archive of the webcast will be accessible for 90 days through the same link.

eBay Inc. uses its Investor Relations website at http://investor.ebayinc.com as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor, in addition to following press releases, SEC filings, public conference calls and webcasts.

About eBay Inc.

eBay Inc. (NASDAQ: EBAY) is a global commerce and payments leader, providing a robust platform where merchants of all sizes can compete and win. Founded in 1995 in San Jose, Calif., eBay Inc. connects millions of buyers and sellers and enabled $205 billion* of commerce volume in 2013. We do so through eBay, one of the world's largest online marketplaces, which allows users to buy and sell in nearly every country on earth; through PayPal, which enables individuals and businesses to securely, easily and quickly send and receive digital payments; and through eBay Enterprise, which enables omnichannel commerce, multichannel retailing and digital marketing for global enterprises in the U.S. and internationally. We also reach millions through specialized marketplaces such as StubHub, the world's largest ticket marketplace, and eBay classifieds sites, which together have a presence in more than 1,000 cities around the world. For more information about the company and its global portfolio of online brands, visit www.ebayinc.com.

* This adjusted number reflects decision to remove vehicles and real estate GMV from ongoing total GMV and ECV metrics (previously stated ECV for 2013 was $212 billion, incorporating vehicles and real estate GMV).

Presentation

All growth rates represent year over year comparisons, except as otherwise noted. All amounts in tables are presented in U.S. dollars, rounded to the nearest millions, except as otherwise noted. As a result, certain amounts may not sum or recalculate using the rounded dollar amounts provided.

Non-GAAP Financial Measures

This press release includes the following financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission (SEC): non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate and free cash flow. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). For a reconciliation of these non-GAAP financial measures to the nearest comparable GAAP measures, see “Business Outlook,” “Non-GAAP Measures of Financial Performance,” “Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin,” “Reconciliation of GAAP Net Income (loss) to Non-GAAP Net Income and Reconciliation of GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate” and “Reconciliation of Operating Cash Flow to Free Cash Flow” included in this press release.

Forward-Looking Statements

This press release contains forward-looking statements relating to, among other things, the future performance of eBay Inc. and its consolidated subsidiaries that are based on the company's current expectations, forecasts and assumptions and involve risks and uncertainties. These statements include, but are not limited to, statements regarding expected financial results for the second quarter and full year 2014, and the future growth in the Payments, Marketplaces and Enterprise businesses, mobile payments and mobile commerce, and the company’s plans regarding it stock repurchase programs. The company's actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Factors that could cause or contribute to such differences include, but are not limited to: changes in political, business and economic conditions, any European, Asian or general economic downturn or crisis (including any economic disruption or sanctions related to Ukraine or Russia) and any conditions that affect ecommerce growth; fluctuations in foreign currency exchange rates; the company's need to successfully react to the increasing importance of mobile payments and mobile commerce and the increasing social aspect of commerce; the company's ability to deal with the increasingly competitive ecommerce environment, including competition for its sellers from other trading sites and other means of selling, and competition for its buyers from other merchants, online and offline; changes to the company's capital allocation or management of operating cash; the company's need to manage an increasingly large enterprise with a broad range of businesses of varying degrees of maturity and in many different geographies; the effect of management changes and business initiatives; the company's need and ability to manage other regulatory, tax and litigation risks as its services are offered in more jurisdictions and applicable laws become more restrictive; any changes the company may make to its product offerings; the competitive, regulatory, payment card association-related and other risks specific to PayPal and Bill Me Later, especially as PayPal continues to expand geographically and introduce new products and as new laws and regulations related to financial services companies come into effect; the company's ability to timely upgrade and develop its technology systems, infrastructure and customer service capabilities at reasonable cost; the company's ability to maintain site stability and performance on all of its sites while adding new products and features in a timely fashion; and the company's ability to profitably integrate, manage and grow businesses that have been acquired or may be acquired in the future. The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.

More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company's Investor Relations website at http://investor.ebayinc.com or the SEC's website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to the company on the date hereof. The company assumes no obligation to update such statements.

Investor Relations Contact:	Tracey Ford; Tom Hudson	tford@ebay.com; thhudson@ebay.com
Media Relations Contact:	Amanda Miller	press@ebay.com
Investor Information Request:	408-376-7493
Company News:	http://www.ebayinc.com/news
Investor Relations website:	http://investor.ebayinc.com

eBay Inc.
Unaudited Condensed Consolidated Balance Sheet

	March 31, 2014	December 31, 2013
	(In millions)

ASSETS
Current assets:
Cash and cash equivalents	$4,415	$4,494
Short-term investments	3,429	4,531
Accounts receivable, net	810	899
Loans and interest receivable, net	2,744	2,789
Funds receivable and customer accounts	9,648	9,260
Other current assets	1,313	1,310
Total current assets	22,359	23,283
Long-term investments	5,211	4,971
Property and equipment, net	2,686	2,760
Goodwill	9,257	9,267
Intangible assets, net	805	941
Other assets	227	266
Total assets	$40,545	$41,488
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt	$4	$6
Accounts payable	277	309
Funds payable and amounts due to customers	9,648	9,260
Accrued expenses and other current liabilities	5,523	2,799
Deferred revenue	169	158
Income taxes payable	120	107
Total current liabilities	15,741	12,639
Deferred and other tax liabilities, net	828	841
Long-term debt	4,124	4,117
Other liabilities	243	244
Total liabilities	20,936	17,841

Total stockholders' equity	19,609	23,647
Total liabilities and stockholders' equity	$40,545	$41,488

eBay Inc.
Unaudited Condensed Consolidated Statement of Income

	Three Months Ended March 31,
	2014	2013
	(In millions, except per share amounts)

Net revenues	$4,262	$3,748
Cost of net revenues (1)	1,351	1,152
Gross profit	2,911	2,596
Operating expenses:
Sales and marketing (1)	805	697
Product development (1)	480	434
General and administrative (1)	465	408
Provision for transaction and loan losses	204	175
Amortization of acquired intangible assets	79	82
Total operating expenses	2,033	1,796
Income from operations	878	800
Interest and other, net	(5)	9
Income before income taxes	873	809
Provision for income taxes	(3,199)	(132)
Net income (loss)	$(2,326)	$677
Net income (loss) per share:
Basic	$(1.82)	$0.52
Diluted	$(1.82)	$0.51
Weighted average shares:
Basic	1,276	1,295
Diluted	1,276	1,319

(1) Includes stock-based compensation as follows:
Cost of net revenues	$17	$13
Sales and marketing	42	33
Product development	51	32
General and administrative	39	33
	$149	$111

eBay Inc.
Unaudited Condensed Consolidated Statement of Cash Flows

	Three Months Ended March 31,
	2014	2013
	(In millions)
Cash flows from operating activities:
Net income (loss)	$(2,326)	$677
Adjustments:
Provision for transaction and loan losses	204	175
Depreciation and amortization	382	329
Stock-based compensation	149	111
Deferred income taxes	3,108	450
Changes in assets and liabilities, net of acquisition effects	(343)	(805)
Net cash provided by operating activities	1,174	937
Cash flows from investing activities:
Purchases of property and equipment	(206)	(299)
Changes in principal loans receivable, net	(2)	(29)
Purchases of investments	(1,261)	(1,426)
Maturities and sales of investments	2,006	1,048
Acquisitions, net of cash acquired	(4)	(8)
Other	(1)	(5)
Net cash provided by (used in) investing activities	532	(719)
Cash flows from financing activities:
Proceeds from issuance of common stock	55	102
Repurchases of common stock	(1,811)	(476)
Excess tax benefits from stock-based compensation	60	116
Tax withholdings related to net share settlements of restricted stock units and awards	(104)	(153)
Funds receivable and customer accounts, net	(388)	(803)
Funds payable and amounts due to customers, net	388	803
Other	7	—
Net cash (used in) provided by financing activities	(1,793)	(411)
Effect of exchange rate changes on cash and cash equivalents	8	(94)
Net (decrease) increase in cash and cash equivalents	(79)	(287)
Cash and cash equivalents at beginning of period	4,494	6,817
Cash and cash equivalents at end of period	$4,415	$6,530

eBay Inc.
Unaudited Summary of Consolidated Net Revenues

Net Revenues by Type (1)	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2014	2013	2013	2013	2013
Net transaction revenues	(In millions, except percentages)
Marketplaces	$1,727	$1,828	$1,609	$1,578	$1,554
Current quarter vs prior quarter	(6)%	14%	2%	2%	(4)%
Current quarter vs prior year quarter	11%	13%	13%	11%	14%
Percent of Marketplaces revenue from international	58%	57%	55%	55%	55%
Payments	1,700	1,693	1,493	1,475	1,435
Current quarter vs prior quarter	—%	13%	1%	3%	—%
Current quarter vs prior year quarter	19%	18%	18%	20%	18%
Percent of Payments revenue from international	56%	57%	56%	56%	55%
Enterprise	208	333	185	194	186
Current quarter vs prior quarter	(38)%	80%	(5)%	4%	(44)%
Current quarter vs prior year quarter	12%	—%	9%	18%	2%
Percent of Enterprise revenue from international	4%	3%	4%	5%	5%
Total net transaction revenues	3,635	3,854	3,287	3,247	3,175
Current quarter vs prior quarter	(6)%	17%	1%	2%	(6)%
Current quarter vs prior year quarter	14%	14%	15%	15%	15%

Marketing services and other revenues
Marketplaces	428	471	418	423	403
Current quarter vs prior quarter	(9)%	13%	(1)%	5%	(7)%
Current quarter vs prior year quarter	6%	8%	10%	9%	11%
Percent of Marketplaces revenue from international	71%	69%	70%	71%	71%
Payments	145	143	127	149	113
Current quarter vs prior quarter	1%	13%	(15)%	32%	4%
Current quarter vs prior year quarter	27%	31%	25%	21%	22%
Percent of Payments revenue from international	3%	4%	3%	3%	4%
Enterprise	61	74	67	66	62
Current quarter vs prior quarter	(17)%	11%	2%	6%	(19)%
Current quarter vs prior year quarter	(1)%	(3)%	(1)%	(1)%	1%
Percent of Enterprise revenue from international	—%	—%	—%	—%	—%
Total marketing services and other revenues	634	688	612	638	578
Current quarter vs prior quarter	(8)%	12%	(4)%	10%	(7)%
Current quarter vs prior year quarter	10%	11%	11%	10%	12%

Elimination of inter-segment net revenue and other (2)	(7)	(12)	(7)	$(8)	$(5)
Total net revenues	$4,262	$4,530	$3,892	$3,877	$3,748
Current quarter vs prior quarter	(6)%	16%	—%	3%	(6)%
Current quarter vs prior year quarter	14%	13%	14%	14%	14%

(1)
During the first quarter of 2014, we changed our reportable segments based on changes in our organizational structure which reflect the integration of our Magento platform into our Enterprise segment. Prior to this change, Magento was reported in corporate and other. Also during the quarter, we revised our internal management reporting of certain Marketplaces transactions to align more closely with our related operating metrics. Related to this change, we reclassified our Marketplaces vehicles and real estate revenues from net transaction revenues to marketing services and other revenues. Prior period amounts have been revised to conform to the current period segment reporting structure.

(2)	Represents revenue generated between our reportable segments.

Net Revenues by Geography (1)	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2014	2013	2013	2013	2013
	(In millions, except percentages)
U.S. net revenues	$1,998	$2,180	$1,873	$1,870	$1,789
Current quarter vs prior quarter	(8)%	16%	—%	5%	(8)%
Current quarter vs prior year quarter	12%	11%	14%	16%	13%
Percent of total	47%	48%	48%	48%	48%

International net revenues	2,264	2,350	2,019	2,007	1,959
Current quarter vs prior quarter	(4)%	16%	1%	2%	(4)%
Current quarter vs prior year quarter	16%	16%	15%	12%	16%
Percent of total	53%	52%	52%	52%	52%

Total net revenues	$4,262	$4,530	$3,892	$3,877	$3,748
Current quarter vs prior quarter	(6)%	16%	—%	3%	(6)%
Current quarter vs prior year quarter	14%	13%	14%	14%	14%

(1)
Revenues are attributed to U.S. and international geographies primarily based upon the country in which the seller, payment recipient, customer, website that displays advertising, or other service provider, as the case may be, is located.

eBay Inc.
Unaudited eBay Inc. Supplemental Operating Data

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2014	2013	2013	2013	2013
	(In millions, except percentages)
ECV (1)	$58,495	$59,607	$49,727	$48,776	$47,091
Current quarter vs prior quarter	(2%)	20%	2%	4%	(3%)
Current quarter vs prior year quarter	24%	23%	23%	22%	20%

During the first quarter of 2014, we revised our internal management reporting of certain Marketplaces transactions to align more closely with our related operating metrics. Related to this change, we correspondingly excluded vehicles and real estate gross merchandise volume from our total gross merchandise volume. Prior period amounts have been revised to conform to the current period segment reporting structure.

(1)
Includes Marketplaces GMV (excluding vehicles and real estate), Payments Merchant Services Net TPV and eBay Enterprise Gross Merchandise Sales not earned on eBay or paid for via PayPal or Bill Me Later during the period; excludes volume transacted through the Magento platform.  PayPal Merchant Services Net TPV is the total dollar volume of payments, net of payment reversals, successfully completed through our payments networks, including Bill Me Later, Venmo, and payments processed through Braintree’s full stack payments platform during the period, excludes PayPal’s and Braintree’s payment gateway businesses and payments for transactions on our Marketplaces platforms.

eBay Inc.
Unaudited Payments Supplemental Operating Data

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2014	2013	2013	2013	2013
	(In millions, except percentages)
Active registered accounts (1)	148.4	142.6	137.4	132.4	127.7
Current quarter vs prior quarter	4%	4%	4%	4%	4%
Current quarter vs prior year quarter	16%	16%	17%	17%	16%

Net number of payments (2)	834.4	846.1	729.4	700.6	681.6
Current quarter vs prior quarter	(1)%	16%	4%	3%	(1)%
Current quarter vs prior year quarter	22%	22%	24%	24%	23%

Net total payment volume (3)	$52,006	$51,973	$43,837	$42,813	$41,040
Current quarter vs prior quarter	—%	19%	2%	4%	(1)%
Current quarter vs prior year quarter	27%	25%	25%	24%	21%
On eBay net total payment volume as % of net total payment volume	29%	29%	30%	30%	32%
Merchant Services net total payment volume as % of net total payment volume	71%	71%	70%	70%	68%

Take rate (4)	3.55%	3.53%	3.70%	3.79%	3.77%

Transaction rates (5)
Expense rate	0.99%	0.97%	1.05%	1.04%	1.05%
Loss rate	0.27%	0.32%	0.30%	0.31%	0.29%
Margin rate	64.6%	63.5%	63.4%	64.4%	64.4%

Loan portfolio rates
Risk adjusted margin (6)	16.2%	15.8%	16.1%	16.2%	15.8%
Net charge-off rate (7)	5.4%	6.3%	5.5%	5.6%	5.3%
90-day delinquency rate (8)	2.9%	2.9%	3.2%	2.7%	2.7%

(1)
All registered accounts that successfully sent or received at least one payment or payment reversal through our payments networks, including Bill Me Later and Venmo, but excluding users of Braintree’s unbranded payment checkout solutions, within the last 12 months and which are currently able to transact.

(2)
Total number of payments, net of payment reversals, successfully completed through our payments networks, including Bill Me Later, Venmo, and payments processed through Braintree’s full stack payments platform during the period; excludes payments sent or received through PayPal's and Braintree’s payment gateway businesses.

(3)
Total dollar volume of payments, net of payment reversals, successfully completed through our payments networks, including Bill Me Later, Venmo, and payments processed through Braintree’s full stack payments platform during the period; excludes payments sent or received through PayPal's and Braintree’s payment gateway businesses.

(4)
Take Rate reflects total net revenues earned through our payments networks, including Bill Me Later, Braintree, Venmo, PayPal’s payment gateway business, subscription fees and other net revenues, divided by Net Total Payment Volume.

(5)	Expense Rate reflects third party payment processing expenses and other related service costs, divided by Net Total Payment Volume.

Loss Rate reflects expense associated with our customer protection programs, fraud, chargebacks and merchant credit losses, bad debt expense associated with our accounts receivable balances, and loan reserves associated with our loan receivables balances, divided by Net Total Payment Volume.

Margin Rate reflects Take Rate less Expense Rate and Loss Rate, divided by Take Rate.

(6)
The risk adjusted margin represents annualized credit portfolio revenue, excluding contra-revenue incentives to customers or merchants, less cost of funds and less net credit and fraud losses during the period, divided by average loans receivable for the period.

(7)
Net charge-off rate is the annualized ratio of net credit losses over the average daily loan receivables balance during the period. Net credit losses are the principal loan losses, exclusive of interest and late fee write offs, less recoveries of previously charged off balances.

(8)	90-day delinquency rate is the end of period Bill Me Later account balances that have missed three or more consecutive payments, divided by total ending loan receivables.

eBay Inc.
Unaudited Marketplaces Supplemental Operating Data

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2014	2013	2013	2013	2013
	(In millions, except percentages)
Active Buyers (1)	145.1	140.3	134.9	130.8	127.3
Current quarter vs prior quarter	3%	4%	3%	3%	3%
Current quarter vs prior year quarter	14%	14%	13%	13%	13%

Gross Merchandise Volume (2)	$20,545	$21,503	$18,345	$18,276	$18,307
Current quarter vs prior quarter	(4)%	17%	—%	—%	(4)%
Current quarter vs prior year quarter	12%	13%	13%	13%	13%
U.S. GMV as % of total GMV	40%	39%	40%	40%	40%
International GMV as % of total GMV	60%	61%	60%	60%	60%
eBay's classifieds web sites, brands4friends and Shopping.com are not included in these metrics.

During the first quarter of 2014, we revised our internal management reporting of certain Marketplaces transactions to align more closely with our related operating metrics. Related to this change, we reclassified our Marketplaces vehicle and real estate revenue from net transaction revenues to marketing services and other revenues. Prior period amounts have been revised to conform to the current period segment reporting structure.

(1)
All buyers (including buyers of Half.com, StubHub, GittiGidiyor, and our Korean subsidiary) who successfully closed a transaction within the previous 12-month period. Buyers may register more than once, and as a result, may have more than one account.

(2)
Total value of all successfully closed transactions between users on Marketplaces platforms during the period regardless of whether the buyer and seller actually consummated the transaction; excludes vehicles and real estate gross merchandise volume.

eBay Inc.
Unaudited Enterprise Supplemental Operating Data

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2014	2013	2013	2013	2013
	(In millions, except percentages)
Gross Merchandise Sales (1)	$936	$1,771	$787	$815	$807
Current quarter vs prior quarter	(47%)	125%	(3%)	1%	(49%)
Current quarter vs prior year quarter	16%	11%	13%	21%	13%

(1)
Represents the retail value of all sales transactions, inclusive of freight charges and net of allowance for returns and discounts, which flow through our Enterprise commerce technologies, whether we record the full amount of such transaction as a product sale or a percentage of such transaction as a service fee; excludes volume transacted through the Magento platform.

eBay Inc.
Business Outlook
(In Millions, Except Per Share Amounts)
The guidance figures provided below and elsewhere in this press release are forward-looking statements, reflect a number of estimates, assumptions and other uncertainties, and are approximate in nature because the company's future performance is difficult to predict. Such guidance is based on information available on the date of this press release, and the company assumes no obligation to update it.
The company's future performance involves risks and uncertainties, and the company's actual results could differ materially from the information below and elsewhere in this press release. Some of the factors that could affect the company's operating results are set forth under the caption “Forward-Looking Statements” above in this press release. More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company's investor relations website at http://investor.ebayinc.com or the SEC's website at www.sec.gov.

Three Months Ending
June 30, 2014
(In millions, except per share amounts)	GAAP	Non-GAAP (a)
Net Revenue	$4,325 - $4,425	$4,325 - $4,425
Diluted EPS	$0.51 - $0.53	$0.67 - $0.69

Twelve Months Ending
December 31, 2014
	GAAP	Non-GAAP (b)
Net Revenue	$18,000 - $18,500	$18,000 - $18,500
Diluted EPS	$0.04 - $0.09	$2.95 - $3.00

(a)
Estimated non-GAAP amounts above for the three months ending June 30, 2014, reflect adjustments that exclude the estimated amortization of acquired intangible assets of approximately $90-$100 million and estimated stock-based compensation expense and employer payroll taxes on stock-based compensation expense of approximately $180-$190 million as well as the related tax impact.

(b)
Estimated non-GAAP amounts above for the twelve months ending December 31, 2014, reflect adjustments that exclude the estimated amortization of acquired intangible assets of approximately $340-$360 million and estimated stock-based compensation expense and employer payroll taxes on stock-based compensation expense of approximately $675-$695 million as well as the related tax impact.

eBay Inc.
Non-GAAP Measures of Financial Performance
To supplement the company's condensed consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate, and free cash flow.
These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the company's results of operations as determined in accordance with GAAP. These measures should only be used to evaluate the company's results of operations in conjunction with the corresponding GAAP measures.
Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release can be found in the tables included in this press release.
These non-GAAP measures are provided to enhance investors' overall understanding of the company's current financial performance and its prospects for the future. Specifically, the company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses or net purchases of property and equipment, as the case may be, that may not be indicative of its core operating results and business outlook. In addition, because the company has historically reported certain non-GAAP results to investors, the company believes that the inclusion of non-GAAP measures provides consistency in the company's financial reporting.
For its internal budgeting process, and as discussed further below, the company's management uses financial measures that do not include stock-based compensation expense, employer payroll taxes on stock-based compensation, amortization or impairment of acquired intangible assets, impairment of goodwill, significant gains or losses from the disposal/acquisition of a business, certain gains and losses on investments, restructuring-related charges and the income taxes associated with the foregoing. In addition to the corresponding GAAP measures, the company's management also uses the foregoing non-GAAP measures in reviewing the financial results of the company.
The company excludes the following items from non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin and non-GAAP effective tax rate:
Stock-based compensation expense and related employer payroll taxes. This expense consists of expenses for stock options, restricted stock and employee stock purchases. The company excludes stock-based compensation expense from its non-GAAP measures primarily because they are non-cash expenses that management does not believe are reflective of ongoing operating results. The related employer payroll taxes is dependent on the company's stock price and the timing and size of exercises by employees of their stock options and the vesting of their restricted stock, over which management has limited to no control, and as such management does not believe it correlates to the company's operation of the business.
Amortization or impairment of acquired intangible assets, impairment of goodwill, significant gains or losses and transaction expenses from the acquisition or disposal of a business and certain gains or losses on investments. The company incurs amortization or impairment of acquired intangible assets and goodwill in connection with acquisitions and may incur significant gains or losses from the acquisition or disposal of a business and therefore excludes these amounts from its non-GAAP measures. The company also excludes certain gains and losses on investments. The company excludes the impact of the accretion of a note receivable associated with the disposal of certain businesses. The company excludes these items because management does not believe they correlate to the ongoing operating results of the company's business.
Restructuring. These charges consist of expenses for employee severance and other exit and disposal costs. The company excludes significant restructuring charges primarily because management does not believe they are reflective of ongoing operating results.
Other certain significant gains, losses, or charges that are not indicative of the Company’s core operating results.  These are significant gains, losses, or charges during a period that are the result of isolated events or transactions which have not occurred frequently in the past and are not expected to occur regularly or be repeated in the future.  The company excludes these amounts from its results primarily because management does not believe they are indicative of its current or ongoing operating results.
Tax effect of non-GAAP adjustments. This amount is used to present stock-based compensation and the other amounts described above on an after-tax basis consistent with the presentation of non-GAAP net income.
In addition to the non-GAAP measures discussed above, the company also uses free cash flow. Free cash flow represents operating cash flows less purchases of property and equipment. The company considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property, buildings, and equipment, which can then be used to, among other things, invest in the company's business, make strategic acquisitions, and repurchase stock. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period.

eBay Inc.
Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin

	Three Months Ended
	March 31,	March 31,
	2014	2013
	(In millions, except percentages)
GAAP operating income	$878	$800
Stock-based compensation expense and related employer payroll taxes	164	129
Amortization of acquired intangible assets within cost of net revenues	24	18
Amortization of acquired intangible assets within operating expenses	79	82
Restructuring	—	(4)
Total non-GAAP operating income adjustments	267	225
Non-GAAP operating income	$1,145	$1,025
Non-GAAP operating margin	26.9%	27.4%

Reconciliation of GAAP Net Income (loss) to Non-GAAP Net Income and
GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate

	Three Months Ended
	March 31,	March 31,
	2014	2013
	(In millions, except per share amounts)
GAAP income before income taxes	$873	$809
GAAP provision for income taxes	(3,199)	(132)
GAAP net income (loss)	$(2,326)	$677
Non-GAAP adjustments to net income:
Non-GAAP operating income adjustments (see table above)	267	225
Accretion of note receivable	—	(5)
Amortization of intangibles of investments	1	2
Other significant gains, losses or charges	3,039	—
Tax effect of non-GAAP adjustments	(82)	(70)
Non-GAAP net income	$899	$829

Diluted net income (loss) per share:
GAAP	$(1.82)	$0.51
Non-GAAP	$0.70	$0.63
Shares used in GAAP diluted net income (loss) per-share calculation	1,276	1,319
Shares used in non-GAAP diluted net income per-share calculation	1,292	1,319

GAAP effective tax rate	366%	16%
Tax effect of non-GAAP adjustments to net income (loss) (1)	(345)%	4%
Non-GAAP effective tax rate	21%	20%

(1)	Includes the effect of other significant gains, losses or charges adjustment of $3,039 million as this is a tax related adjustment to GAAP net income (loss).

Reconciliation of Operating Cash Flow to Free Cash Flow

	Three Months Ended
	March 31,	March 31,
	2014	2013
	(In millions)
Net cash provided by operating activities	$1,174	$937
Less: Purchases of property and equipment	(206)	(299)
Free cash flow	$968	$638